Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement Nos. 333-157386 and 333-157386-01

CitiFirst

Citi´s family of structured investments

NOTES | DEPOSITS |

CERTIFICATES

An Overview

For all offerings described herein (other than deposits):

Investment Products Not FDIC Insured May Lose Value No Bank Guarantee

October 26, 2009

Citi

2 | CITI’S FAMILY OF STRUCTURED INVESTMENTS

Important Information about CitiFirst Structured Investments

SEC Registered (Public) Offerings

Each issuer and guarantor, if applicable, has filed a registration statement (including a prospectus) with the Securities and Exchange

Commission (the “SEC”) for the SEC registered offerings by that issuer or guarantor, if applicable, to which this communication relates.

Before you invest, you should read the prospectus in the applicable registration statement and the other documents the issuer and guarantor, if applicable, have filed with the SEC for more complete information about that issuer, the guarantor, if applicable, and offerings.

You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request a prospectus and any other documents related to the offerings, either in hard copy or electronic form, by calling toll-free 1-877-858-5407 or by calling your Financial Advisor. The SEC registered offerings described in this brochure are not bank deposits and are not insured by the Federal

Deposit Insurance Corporation (“FDIC”) or any other governmental agency, or instrumentality, and are not guaranteed by the FDIC under the

Temporary Liquidity Guarantee Program unless the terms of the terms of the product specifically state otherwise.

Deposits

The deposits are not SEC registered offerings and are not required to be so registered. For indicative terms and conditions on any deposit,

please contact your Financial Advisor or call the toll-free number 1-877-858-5407. The deposits are insured up to the applicable FDIC insurance limits effective from time to time.

Investment Information

This brochure does not, by itself, constitute an offering of any specific CitiFirst product. Any figures or terms provided in this brochure are sample product terms, illustrative and are no indication of what final terms or actual returns will be. This brochure does not consider the effect taxes and fees will have on your returns. The terms of each product vary from offering to offering. Before making an investment in a specific product, you should obtain and carefully read the legal documents relating to that product offering, which will contain additional information needed to evaluate the investment and provide important disclosures regarding risks, fees and expenses. Additionally, such legal documents will contain the only complete description, and final terms, of the terms and conditions of that product.

All product categories within the CitiFirst family may be offered in various forms, including as medium-term notes and deposits. Products within the CitiFirst Protection category provide full principal protection if held to maturity, subject to the credit risk of the applicable issuer or guarantor (with the exception of the deposits, which have FDIC insurance, subject to applicable limitations), but there is no guarantee that investors will receive an amount at maturity greater than the initial principal invested. Products within the CitiFirst Performance category provide various forms of limited downside protection but do not provide principal protection. Products within the CitiFirst

Opportunity category offer no principal protection and no downside protection.

Citigroup Global Markets Inc. and its affiliates (“Citi”) do not guarantee that a secondary market will develop in any CitiFirst product you purchase. If a secondary market does develop it may not be liquid and may not continue for the term of the product. If the secondary market is limited there may be few buyers should you choose to sell the product prior to maturity and this may reduce the price you receive. There is no guarantee that investors wishing to liquidate an investment in such products prior to the stated maturity will receive a price equal to or in excess of the initial principal amount invested.

Citi is not acting as your advisor or agent. Citi accepts no responsibility for the tax treatment of any investment product, whether or not it is involved in the administration of trusts or companies for which the product is purchased. Before making any commitment to invest, you should take whatever business, legal, tax, accounting or other advice you consider necessary given your particular circumstances. If you invest in a CitiFirst product it is your responsibility to arrange to account for any tax lawfully due from you on the income or gains arising from such investment. Citi does not provide business, legal, tax or accounting advice and makes no representation in respect of any of them.

If you have any doubt about the suitability of these investments, you should contact your own advisers for advice.

CITI’S FAMILY OF STRUCTURED INVESTMENTS | 3

Overview of Key Benefits and Risks of

CitiFirst Structured Investments

Benefits

??Investors can access investments linked to a variety of underlying assets or indices, such as domestic and foreign indices, exchangetraded funds, commodities, foreign-exchange, interest rates, equities, or a combination thereof.

??Structured investments can offer unique risk/return profiles to match investment objectives, such as principal protection, periodic income, and enhanced returns

Risks

The risks below are not intended to be an exhaustive list of the risks associated with a particular CitiFirst Structured Investment offering.

Before you invest in any CitiFirst Structured Investment you should thoroughly review the particular investment’s offering document(s) and related material(s) for a comprehensive description of the risks and considerations associated with the particular investment.

??Potential for Loss

— Principal protected investments only guarantee principal back at maturity (subject to the credit risk of the applicable issuer or guarantor) and thus if an investor sells or redeems his/her investment prior to maturity, the investor may receive an amount less than his/her original investment.

— Non-principal protected investments do not guarantee principal back at maturity, and thus, the amount an investor receives at maturity could be significantly less than his/her original investment and for some investments could be zero.

??Appreciation May Be Limited — Depending on the investment, an investor’s appreciation may be limited by a maximum amount payable or by the extent to which the return reflects the performance of the underlying asset or index.

??Issuer or Guarantor Credit Risk — All payments on CitiFirst Structured Investments are dependent on the applicable issuer’s or guarantor’s ability to pay all amounts due on these investments, and therefore, investors are subject to the credit risk of the applicable issuer or guarantor.

??Secondary Market — There may be little or no secondary market for a particular investment. If the applicable offering document(s) so specifies, the issuer may apply to list an investment on a securities exchange, but it is not possible to predict whether any investment will meet the listing requirements of that particular exchange, or if listed, whether any secondary market will exist.

??Resale Value of a CitiFirst Structured Investment May be Lower than Your Initial Investment — Due to, among other things, the changes in the price of and dividend yield on the underlying asset, interest rates, the earnings performance of the issuer of the underlying asset, the applicable issuer or guarantor of the CitiFirst Structured Investment’s perceived creditworthiness, the investment may trade, if at all, at prices below its initial issue price and an investor could receive substantially less than the amount of his/her initial investment upon any resale of the investment.

??Volatility of the Underlying Asset or Index — Depending on the investment, the amount you receive at maturity could depend on the price or value of the underlying asset or index during the term of the trade as well as where the price or value of the underlying asset or index is at maturity; thus, the volatility of the underlying asset or index, which is the term used to describe the size and frequency of market fluctuations in the price or value of the underlying asset or index, may result in an investor receiving an amount less than he/she would otherwise receive.

??Potential for Lower Comparable Yield — The effective yield on any investment may be less than that which would be payable on a conventional fixed-rate debt security of the same issuer with comparable maturity.

??Affiliate Research Reports and Commentary — Affiliates of the particular issuer may publish research reports or otherwise express opinions or provide recommendations from time to time regarding the underlying asset or index which may influence the price or value of the underlying asset or index and, therefore, the value of the investment. Further, any research, opinion or recommendation expressed within such research reports may not be consistent with purchasing, holding or selling the investment.

??The United States Federal Income Tax Consequences of Structured Investments are Uncertain — No statutory, judicial or administrative authority directly addresses the characterization of structured investments for U.S. federal income tax purposes. The tax treatment of a structured investment may be very different than that of its underlying asset. As a result, significant aspects of the U.S.

federal income tax consequences and treatment of an investment are not certain. The offering document(s) for each structured investment contains tax conclusions and discussions about the expected U.S. federal income tax consequences and treatment of the related structured investment. However, no ruling is being requested from the Internal Revenue Service with respect to any structured investment and no assurance can be given that the Internal Revenue Service will agree with the tax conclusions and treatment expressed within the offering document(s) of a particular structured investment. Citi and its employees do not provide tax or legal advice. Investors should consult with their own professional advisor(s) on such matters before investing in any structured investment.

??Fees and Conflicts — The issuer of a structured investment and its affiliates may play a variety of roles in connection with the investments, including acting as calculation agent and hedging the issuer’s obligations under the investment. In performing these duties,

the economic interests of the calculation agent and other affiliates of the issuer may be adverse to the interest of the investor.

4 | CITI’S | A FAMILY OF OF SMART STRUCTURED INVESTMENT

What is CitiFirst?

CitiFirst operates across all asset classes meaning that underlying assets include equities, commodities, currencies, interest rates and alternative investments. When depicting a specific product, the relevant underlying asset will be shown as a symbol on the cube:

RateEquities Commodities Currencies Rates Alternative

Investments

Alternative CitiFirst Protection

Investment linked to

a Commodity

4 | CITI’S FAMILY OF STRUCTURED INVESTMENTS

CitiFirst Offers:

??A consistent broad calendar offering of structured

investments across risk and asset classes

??Customized strategies for high-net-worth and ultrahigh-

net-worth clients

??Clear, understandable investments

??Financial solution-based thinking

??Competitive terms

??Comprehensive sales support with marketing and legal

documentation, historical performance and product

analytics

??Client service excellence (pre-, during- and post-sales)

??Secondary market liquidity on a best-efforts basis

For more information, please call

+1 (212) 723-7005

CitiFirst Investment Categories

CitiFirst Protection

Full principal protection

CitiFirst Performance

Some principal protection

Investments are 100% principal protected at maturity, subject to the credit risk of the issuer or guarantor, and are for investors who place a priority on the preservation of principal while looking for a way to potentially outperform cash or traditional fi xed income investments.

Investments are not 100% principal protected but have some level of downside protection and are for investors who are seeking the potential for current income and/or growth.

Investments have no protection and are for investors who are willing to take full market risk in return for either leveraged principal appreciation at a predetermined rate or access to a unique underlying strategy.

CitiFirst Opportunity

No principal protection

0150909C_US_Image_Brochure_final.indd 4 23.10.2009 16:50:02 Uhr

CITI’S FAMILY OF STRUCTURED INVESTMENTS|

Overview*

Full Principal Protection

An alternative to traditional cash or fixed-income

investments with full principal protection at maturity,

subject to the credit risk of the issuer or guarantor.

Citifirst

protection

“I am looking for a defensive investment. I want full principal protection at maturity, but

I also welcome the potential for enhanced returns through market exposure.”

2 | A family of smart in vestment solution

Potential for Enhanced Returns

CitiFirst Protection investments also offer the chance

of higher returns by gaining some exposure to the

markets.

Investment Profile

Citi ‘s Family of Structured Investments | 5

Time Horizon (In Years) 1 2 3 4 5 or more Open-ended

Risk Very low Low Moderate High Very High Speculative

Investment Objective

Full

Protection

Partial

Protection

Conditional

Protection

No

Protection

Income Growth

Example: Variable Interest Rate Principal Protected Notes

5-year variable interest rate 100% principal protected notes linked to the Consumer Price Index (“CPI”)

paying monthly interest payments if held to maturity. In year 1, investors receive interest of 4.50% per annum. Thereafter, for each monthly interest period, the interest rate per annum will be the sum of (a)

3.25% and (b) the greater of (i) zero and (ii) the year-over-year percentage change in CPI from its level fifteen calendar months prior to the relevant payment month to its level three months prior to the relevant payment month.

Possible Return at Maturity

8%

Change YoY CPI

7% Interest Rate Year 3.25%1 plus YOY Coupon

change in CPI

6% Min Coup on

5%

4%

3%

Return 2%

Note 1%

0%

–1% 3.25% Interest Rate

–2%

–3%

Month 2 4 6 8 10 12 14 16 18 20 22 24 up to 5 years

Underlying Performance

*All returns and principal protections are subject to the applicable issuer or guarantor credit risk, with the exception of the deposits which have FDIC insurance, subject to applicable limitations. The descriptions above are not intended to completely describe how an investment works or to detail all of the terms, risks and benefits of a particular investment. The return profiles can change. Please refer to the offering documents and related materials of a particular investment for a comprehensive description of the structure, terms, risks and benefits related to that investment. Investors should review the section headed

“Risk Factors” or equivalent of the applicable offering documents for a complete description of the risks associated with a particular investment.

6 | CITI’S FAMILY OF STRUCTURED INVESTMENTS

CitiFirst

Performence

“I want a better chance of potentially higher returns. So, I am prepared to increase my risk exposure moderately — but only with some level of downside protection.”

Overview*

Contingent Downside Protection

An investment offering exposure to the markets

with limited protection against adverse market

moves.

Balancing Participation and Risk

The CitiFirst Performance category offers market

participation within defined contingent downside

protection limits.

Investment Profile

Time Horizon (In 1 Years) 2 3 4 5 or

Risk Very low Low Moderate High Very

Full Partial Conditional No

Investment Objective Income Growth Protection Protection Protection Protection

Example: Equity LinKed Note or ELKS®

A 1-year investment linked to Microsoft Corporation (“MSFT”) with contingent downside protection. Investors receive a 10% per annum coupon and at maturity,

??If MSFT has never decreased by 25% during the term of the investment, the maturity payment equals the principal invested.

??If MSFT has decreased by 25% or more at any time during the term of the investment, the maturity payment equals the number of MSFT shares corresponding to the principal invested divided by the initial price of MSFT shares (or, if the investor elects, the cash value of those shares).

–60%

Possible Return at maturity –40.0% –20.0% 0.0% 20.0%

Underlying Performance 60% Total Return if Threshold Not Breached Total Return if Threshold Breached 40% Return of Underlying 20%

Return 0% Note –20% –40%

–60%

–40.0% –20.0% 0.0% 20.0% 40.0% Underlying Performance

*All returns and principal protections are subject to the applicable issuer or guarantor credit risk, with the exception of the deposits which have FDIC insurance, subject to applicable limitations. The descriptions above are not intended to completely describe how an investment works or to detail all of the terms, risks and benefits of a particular investment. The return profiles can change. Please refer to the offering documents and related materials of a particular investment for a comprehensive description of the structure, terms, risks and benefits related to that investment. Investors should review the section headed

“Risk Factors” or equivalent of the applicable offering documents for a complete description of the risks associated with a particular investment.

CITI’S FAMILY OF STRUCTURED INVESTMENTS| 7

CitiFirst

opportunity

Overview*

Full Market Risk, Higher Potential Returns

An investment that offers no principal protection

but has the potential to generate higher returns.

“I am looking for an investment that offers me the chance to implement a specific view I have on the markets. I am prepared to accept market risk in exchange for the opportunity to achieve higher returns.”

Market View

CitiFirst Opportunity investments offer full or even

leveraged exposure to the markets providing the

opportunity to execute a specific investment strategy

and earn a potentially higher return than a direct

investment in the market.

Investment Profile

Time Horizon (In 1 Years) 2 3 4 5 or more Open-ended

Risk Very low Low Moderate High Very High Speculative

Full Partial Conditional No

Investment Objective Income Growth Protection Protection Protection Protection

Example: Commodity Index-Linked Stock Market Upturn Note

A 15-month investment linked to the Dow Jones-UBS Commodity Index (“DJ-UBSCI”) with 300% upside participation, up to a maximum return of 30%. An investor’s full principal is at risk. At maturity,

??If the final level of DJ-UBSCI is higher than its initial level, the maturity payment equals (a) the principal invested plus (b) the product of (i) the principal invested and (ii) the lesser of the return of DJ-UBSCI multiplied by 300% and 30%.

??If the final level of DJ-UBSCI is lower than its initial level, the payment at maturity equals (a) the principal invested plus (b) the product of (i) the principal invested and (ii) the performance of DJ-UBSCI.

–60%

Possible Return at maturity –40.0% –20.0% 0.

Underlying 60% Return of Note Return of Underlying 40%

20%

Return 0% Note –20% –40%

–60%

–40.0% –20.0% 0.0% 20.0% 40.0% Underlying Performance

*All returns and principal protections are subject to the applicable issuer or guarantor credit risk, with the exception of the deposits which have FDIC insurance, subject to applicable limitations. The descriptions above are not intended to completely describe how an investment works or to detail all of the terms, risks and benefits of a particular investment. The return profiles can change. Please refer to the offering documents and related materials of a particular investment for a comprehensive description of the structure, terms, risks and benefits related to that investment. Investors should review the section headed

“Risk Factors” or equivalent of the applicable offering documents for a complete description of the risks associated with a particular investment.

8 CITI’S FAMILY OF STRUCTURED INVESTMENTS

Overview of Structures

Citi Protection Investments

Investments Maturity Protection* Return*

Contingent

Absolute Return

mlDs/PPNs

1—2

Years

100% Principal

Protection

at Maturity

If the underlying never crosses either an upside or downside threshold, the return on the investment equals the absolute value of the return of the underlying; Otherwise the return equals zero

Contingent upside

Participation

mlDs/PPNs

1—3

Years

100% Principal

Protection

at Maturity

If the underlying crosses an upside threshold, the return on the investment equals an interest payment paid at maturity; Otherwise the return equals the greater of the return of the underlying and zero

minimum Coupon

PPNs

3—5

Years

100% Principal

Protection

at Maturity

If the underlying ever crosses an upside threshold during a coupon period, the return for the coupon period equals the minimum coupon; Otherwise the return for a coupon period equals the greater of the return of the underlying during the coupon period and the minimum coupon

Safety First Trust

Certificates

3—6

Years

100% Principal

Protection

at Maturity

The return on the investment equals the greater of the return of the underlying multiplied by a participation rate and zero; sometimes the maximum return is capped

CitiFirst Performance Investments

Investments Maturity Protection* Return*

ElKS®

6-12

Months

Contingent

Downside

Protection

A fixed coupon is paid regardless of the performance of the underlying. If the underlying never crosses a downside threshold, the return on the investment equals the coupons paid; Otherwise the return equals the sum of the coupons paid and the return of the underlying at maturity.

Buffer Notes

1—2

Years

Partial

Downside

Protection

If the return of the underlying is positive at maturity, the return on the investment equals the lesser of (a) the return of the underlying multiplied by a participation rate and (b) the maximum return on the notes; Otherwise, the return equals the lesser of (a) the return of the underlying plus the buffer amount and (b) zero

PACERSSm 1—3

Years

Contingent

Downside

Protection

If the underlying is equal to or greater than a threshold (such as its initial value) on any call date, the note is called and the return on the investment equals a fixed premium. If the note has not been called, at maturity, if the underlying has crossed a downside threshold,

the return on the investment equals the return of the underlying, which will be negative; Otherwise the return equals zero

lASERSSm 3—4

Years

Contingent

Downside

Protection

If the return of the underlying is positive at maturity, the return on the investment equals the return of the underlying multiplied by a participation rate (some versions are subject to a maximum return on the notes). If the return of the underlying is negative and the underlying has crossed a downside threshold, the return on the investment equals the return of the underlying, which will be negative; Otherwise the return equals zero.

CitiFirst Opportunity Investments

Investments Maturity Protection* Return*

upturn Notes

1—2

Years

No Principal

Protection

If the underlying is up at maturity, the return on the investment equals the lesser of the return of the underlying multiplied by a participation rate and the maximum return on the notes; Otherwise the return equals the return of the underlying

Fixed upside

Return Notes

1—2

Years

No Principal

Protection

If the underlying is equal to or above its initial level at maturity, the return on the investment equals a predetermined fixed amount; Otherwise the return equals the return of the underlying

Strategic market

Access Notes

3—4

Years

No Principal

Protection

The return on the investment equals the return of a unique index created by Citi

*All returns and principal protections are subject to the applicable issuer or guarantor credit risk, with the exception of the market-linked Deposit which has FDIC insurance, subject to applicable limitations. This is not a complete list of CitiFirst structures. The descriptions above are not intended to completely describe how an investment works or to detail all of the terms, risks and benefits of a particular investment. The return profiles can change. Please refer to the offering documents and related material(s) of a particular investment for a comprehensive description of the structure, terms, risks and benefits related to that investment.

CITI’S FAMILY OF STRUCTURED INVESTMENTS|

CitiFirst Custom Investment Strategies

??Preservation of principal

??Enhanced diversification

??Customized risk/reward profile

??Reduction of volatility in a portfolio

Citi can tailor investment strategies for individuals with specific portfolio needs. CitiFirst

Custom Investment strategies include customized structured notes, OTC derivative strategies, hedging and monetization solutions. Predominantly used by high-net-worth and ultra-high-net-worth clients, customized strategies may include:

??Tax management

??Flexibility with structures and underlying assets

??Fixed income or minimum returns

Educational Resources

We understand and appreciate the need for clear communication and investor education.

Educational resources are a core element of our CitiFirst service offering.

Monthly Offerings Brochure (English and Spanish)

Training Materials

CitiFirst CitiFirst

NOTES| DEPOSITS | WARRANTS

Buffer Notes

A Guide for Investors

NOTES | DEPOSITS| CERTIFICATES NOTAS | DEPÓSITOS| CERTIFICADOS

CitiFirst Structured Investments Inversiones Estructuradas CitiFirst

Offerings Brochure for September 2009 Folleto de Ofertas de Agosto de 2009 with Citigroup the Securities Funding Inc. and, Exchange the issuer, Commission and Citigroup (the Inc. “SEC”) , the for guarantor, the offerings have to filed which a registration this communication statement relates. (including Before a prospectus) you invest, you have should filed with read the the SEC prospectus for more in the complete applicable information registration about statement the issuers, and the the other guarantor, documents and offerings. the issuer You and may the guarantor get these toll-free documents 1-877-858-5407. for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus by calling

August 31, 2009 31 de julio de 2009 Investment Products Not FDIC Insured May Lose Value No Bank Guarantee

FirstView Interactive shows how a specific product will

perform under different market conditions.

It allows users to modify and visualize the hypothetical path of the underlying asset and demonstrates how the various factors impact the potential payout.

10|CITI’S FAMILY OF STRUCTURED INVESTMENTS

Notes

CITI’S FAMILY OF STRUCTURED INVESTMENTS| 11

Notes

12 CITI’S FAMILY OF STRUCTURED

CitiFirst

Clients first

At Citi, our talented professionals are dedicated to delivering innovative and value added investments and services to our clients across the globe. Our teams in structuring, marketing, sales and trading excel at educating our distribution partners and putting clients first. We are fully committed to world class service from idea generation to after-market support. We stand ready to serve you so that you can achieve your goals.

To discuss CitiFirst structured investment ideas and strategies in the Americas, please call our sales team.

Client Service Number:

+1 (212) 723-7005

ELKS®, PACERSSM and LASERSSM are registered service marks of Citigroup Global Markets Inc.

© 2009 Citigroup Global Markets Inc. All rights reserved. Citi and Citi Arc Design are trademarks and service marks of Citigroup Inc.

or its affiliates and are used and registered throughout the world.

Citi